EXHIBIT 11

               SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                    YEAR (52 WEEKS) ENDED DECEMBER 28, 1997

Net income                                                 $ 1,649,527
Preferred share accretion                                      (74,000)
                                                           -----------
Net income for the computation of per share earnings         1,575,527
                                                           ===========

Net income per share of common stock                       $      0.42
                                                           ===========
Diluted net income per share of common stock               $      0.33
                                                           ===========
Weighted average common stock issued and outstanding         3,726,949



Options and warrants granted:

                     Number of               Exercise Price
      Date       Exercisable Shares            Per Share

April 23, 1996        292,961                $5.00 to $13.88       126,568
December 29, 1994     229,904                $         5.50        108,489
June 30, 1995         350,000                $         3.15        244,498
June 30, 1995          75,000                $         3.75         48,086
September 19, 1995    200,000                $         3.50        133,014
February 1, 1996      150,000                $         3.50         88,996
April 23, 1996        917,276                $         6.00        209,513
May 13, 1996          210,000                $         6.00         64,507
                                                                 ---------
                                                                 4,750,620
                                                                 =========

* Diluted net income per common share is computed by dividing net income by the weighted average number of shares of common stock and dilutive options and warrants using the treasury stock method.